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                     June 25, 2024

       Jill Broadfoot
       Chief Financial Officer
       aTYR PHARMA INC
       10240 Sorrento Valley Road
       Suite 300
       San Diego, CA 92014

                                                        Re: aTYR PHARMA INC
                                                            Form 10-K for
Fiscal Year Ended December 31, 2023
                                                            File No. 001-37378

       Dear Jill Broadfoot:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences